Exhibit 99.1

VerifyMe Announces Pricing of $10.0 Million Public Offering, Uplisting to Nasdaq and 50-to-1 Reverse Stock Split

Rochester, NY – Accesswire – June 17, 2020 – VerifyMe, Inc. (NasdaqCM: VRME, VRMEW) (“VerifyMe” or the “Company”), a technology solutions provider specializing in brand protection functions such as counterfeit prevention, authentication, serialization, track and trace features for labels, packaging and products, today announced the pricing of its underwritten public offering of 2,173,913 units at a price to the public of $4.60 per unit. Each unit issued in the offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $4.60. The common stock and warrants are immediately separable, will be issued separately, and are expected to begin trading on the Nasdaq Capital Market on June 18, 2020, under the symbols “VRME” and “VRMEW,” respectively. VerifyMe expects to receive gross proceeds of $10.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Concurrent with the offering, the Company will effectuate a reverse split of its issued and outstanding common stock and treasury stock at a ratio of 50-to-1. The reverse stock split is expected to be effective at 12:01 a.m., Eastern time, on Thursday, June 18, 2020. The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

VerifyMe has granted the underwriters a 45-day option to purchase up to 326,087 additional shares of common stock, or additional warrants to purchase 326,087 shares of common stock, or any combination thereof, at the public offering price to cover over-allotments, if any. The offering is expected to close on June 22, 2020, subject to customary closing conditions.

Maxim Group LLC is acting as lead book-running manager for the offering and Joseph Gunnar & Co., LLC is acting as co-book-running manager for the offering.

The registration statement on Form S-1 (File No. 333-234155) relating to this offering was previously filed with and subsequently declared effective by the Securities and Exchange Commission ("SEC") on June 17, 2020. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745, and will also be available on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About VerifyMe, Inc.

VerifyMe, Inc., is a technology solutions provider specializing in brand protection functions such as counterfeit prevention, authentication, serialization, track and trace features for labels, packaging and products. VerifyMe’s physical technology authenticates packaging, labels and documents with a suite of proprietary security inks and pigments, which work in conjunction with serialization and track-and-trace software known as VeriPAS™ that allows both consumers and brand inspectors to verify authenticity with their smart phones. VeriPAS™ is a serialization software system that brand owners access through a web portal to monitor, control and protect their products complete life cycle. To learn more, visit www.verifyme.com

Cautionary Note Regarding Forward-looking Statements

This release contains forward-looking statements regarding the timing and success of the proposed offering, the Company’s reverse stock split of outstanding shares of common stock and treasury shares, and the timing and financial impact of VerifyMe’s ability to implement its business plan, expected revenues and future success. The words "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our ability to continue as a going concern and history of losses, our ability to obtain additional financing, the impact of the COVID-19 pandemic, intellectual property litigation, the successful development of our sales and marketing capabilities, our ability to retain key management personnel, our ability to work with partners in selling our technologies to businesses, production difficulties, our inability to enter into contracts and arrangements with future partners, issues which may affect the reluctance of companies to change their purchasing of products, acceptance of our technologies, the efficiency of our authenticators in the field, the possibility that our common stock and warrants may not begin trading on the Nasdaq Capital Market as expected and the offering may not close as expected. Further information on our risk factors is contained in our registration statement on Form S-1 (File No. 333-234155) that we have filed with the SEC and the final prospectus, when available. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact:

For Licensing or Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com

Investors:

ClearThink

nyc@clearthink.capital